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Exhibit 99.2

June 15, 2006

Chandler Trust No. 1
Chandler Trust No. 2
2029 Century Park East
Suite 4000
Los Angeles, California 90067
Attention: William Stinehart, Jr.

Ladies and Gentlemen:

        As the independent directors of Tribune who are not associated with the Chandler Trusts or Tribune management, we feel it is important to address several aspects of your letter dated June 13, 2006.

  The Decision-making Process

        We completely reject your assertion that the action of Tribune's Board in authorizing the tender offer was "hasty and ill-informed." As your three Chandler Trust-nominated directors well know, the full Board reviewed a broad range of strategic alternatives for the Company at numerous meetings over several months. The Board considered the specifics of the tender offer alternative in two lengthy face-to-face meetings and we received extensive presentations from management, Merrill Lynch and Citigroup, as well as the Board's legal advisors.

        In connection with its consideration of the tender offer and other strategic alternatives, the Board reviewed and discussed detailed information regarding the Company's strategic alternatives, financial condition, operating and growth strategies, future prospects, the market environment for its publishing and broadcasting businesses, possible terms of the tender offer and the potential impact a tender offer would have on other alternatives.

        The process was thorough, timely and we were well advised. It enabled the Board to make a well-informed business judgment as to what course of action would be in the interests of all Tribune shareholders. Importantly, the Chandler Trusts were well represented in all such Board meetings by their three Chandler Trust-nominated directors, who were given every opportunity to express their views and concerns to the Board, Tribune's senior management and the Board's advisors. Only after considerable discussion and review of all of the alternatives to the tender offer did Tribune directors, by a vote of 8-3 (with only the Chandler Trust directors dissenting), approve the recapitalization as in the best interests of all Tribune shareholders.

  Your Transaction Alternatives

        All of your suggested alternative transactions were previously considered by the Board prior to the approval of the tender offer. At our meeting on May 26, you expressed your disagreement with the unanimous consent of the other directors to support the leveraged recapitalization over other alternatives. However, to now suggest that these alternative transactions were not reasonably considered prior to approving the tender offer is untrue and unfounded. Also not mentioned is the fact that our outside advisors counseled us that a successful tender offer would not preclude the Board from considering other strategic alternatives in the future.

  The Company's Strategic Plan

        In addition to the tender offer, the Company has a well-articulated, long-term plan to build shareholder value through:

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  Investing in the rapid growth of our local and national interactive businesses

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  Sustaining the broad reach and revenue of our core metropolitan newspapers and television stations

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  Improving operational efficiencies throughout the Company by aggressively managing costs, including $200 million of cost savings over the next two years

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  Divesting at least $500 million of non-core assets

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  Continuing to serve its local communities with quality journalism.

The independent directors are confident in management's ability to execute on this strategic plan. We believe the combination of the tender offer and this strategic plan is the best plan for building value for all Tribune shareholders.

        In addition, your complaint regarding the Company's inadequate investments in Internet initiatives is unfounded. You are aware that at every Board meeting we discuss the Company's development activities in the online arena. You are also aware that the Company has been recognized as a leader in its industry in building and acquiring successful online businesses, such as CareerBuilder, Cars.com, Apartments.com, NewHomes.com, Topix.net and ShopLocal.com. In May, the Company acquired ForSaleByOwner.com and recently announced its intention to increase our stake in CareerBuilder following the McClatchy/Knight Ridder sale. To suggest for the sake of furthering your own agenda that the Company is not committed to actively growing its interactive businesses is simply untrue.

  The TMCTs

        We observe that only near the end of your letter do you note that "the present structure of the TMCT entities is a significant obstacle and substantial impediment" to certain transactions and that "moving forward" requires that there be redemptions and a "substantial unwinding" of the TMCTs.

        In our view, these statements regarding the TMCTs reveal your principal motivation in disagreeing with our business judgment to proceed with the tender offer without first accepting your terms on a restructuring of the TMCTs. At the time the Board voted to authorize the tender offer, there remained fundamental disagreements between Tribune and the Chandler Trusts as to the financial terms of a TMCT restructuring. Our unwillingness to delay the tender offer in order to accommodate your demands regarding the TMCTs was based on our good faith judgment that the tender offer benefited all shareholders, while your proposed restructuring of the TMCTs primarily benefited the Chandler Trusts at the expense of other shareholders.

  Our Responsibilities to All Shareholders

        Unlike the Chandler Trust-nominated directors, we are independent directors, with no conflict of interest in any transaction with the TMCTs. Our focus and responsibility in reviewing potential transactions—whether they involve the TMCTs, the tender offer, or other alternatives—are to consider the best interests of all Tribune shareholders. We take these responsibilities seriously. When we, as independent outside directors, voted unanimously to proceed with the tender offer, we did so after due deliberation, in good faith, and with a clear focus on the best interests of all Tribune shareholders. We continue to stand firmly and united by our decision and the strategic plan outlined by management as part of the recapitalization.

Sincerely,
/s/ William A. Osborn William A. Osborn, Chairman, Audit Committee

individually and on behalf of:
Enrique Hernandez, Jr., Chairman, Nominating &
    Governance Committee
Betsy D. Holden
Robert S. Morrison, Chairman, Compensation &
    Organization Committee
J. Christopher Reyes
Dudley S. Taft
Miles D. White

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  Exhibit 99.2